For Release April 27, 2006 5:00 p.m. EDT	Contacts: Media: Nancy Ledford 423-229-5264 / nledford@eastman.com Investors: Greg Riddle 423-229-8692 / griddle@eastman.com

Eastman Announces First-Quarter 2006 Financial Results

KINGSPORT, Tenn., April 27, 2006 - Eastman Chemical Company (NYSE:EMN) today announced earnings of $1.27 per diluted share for first quarter 2006 versus earnings of $2.00 per diluted share for first quarter 2005. Excluding the items described in the table below, first-quarter 2006 earnings were $1.36 per diluted share, while first-quarter 2005 earnings were $1.92 per diluted share. For reconciliation to reported earnings per diluted share, see Table 5 in the accompanying first-quarter 2006 financial tables.

"Our broad base of businesses continued to deliver solid results in the first quarter," said Brian Ferguson, chairman and CEO. "We made good progress offsetting high and volatile raw material and energy costs while maintaining strong sales volume. We also continue to benefit from the actions taken over the last several years to improve company performance."

(In millions, except per share amounts)	1Q2006	1Q2005
Sales revenue	$1,803	$1,762
Earnings (Loss) per diluted share	$1.27	$2.00
Earnings per diluted share excluding asset impairments and restructuring charges, net deferred tax benefit and other operating income*	$1.36	$1.92
Net cash provided by operating activities	$37	$103

* For reconciliation to reported operating earnings and earnings per diluted share, see Table 5 in the accompanying first-quarter 2006 financial tables.  For additional detail regarding first-quarter 2006 charges, see CASPI segment results paragraph below.

Sales revenue for first quarter 2006 was $1.8 billion, a 2 percent increase over first quarter 2005. The increase in sales revenue was primarily due to higher selling prices throughout the company.

Operating earnings in first quarter 2006 were $184 million compared with operating earnings of $244 million in first quarter 2005. Excluding asset impairments and restructuring charges and other operating income, operating earnings were $191 million in first quarter 2006 compared with $251 million in first quarter 2005. The year-over-year decline was due primarily to lower operating earnings in the polymers segment. The company's first-quarter 2006 raw material and energy costs increased by approximately $100 million compared with first quarter 2005. First-quarter 2006 results were also impacted by approximately $19 million of costs associated with operational disruptions at the company's Longview, Texas, manufacturing facility.

Segment Results 1Q 2006 versus 1Q 2005

Coatings, Adhesives, Specialty Polymers and Inks - Sales revenue increased by 10 percent primarily due to higher selling prices throughout the segment. Operating earnings declined, particularly in adhesives product lines, due primarily to moderately lower sales volume and the unfavorable effect of a strengthening U.S. dollar versus the euro. Operating earnings also included asset impairments and restructuring charges of $7 million related to the divestiture of a previously closed manufacturing facility.

Fibers -Sales revenue increased by 15 percent primarily due to higher sales volume and higher selling prices that were partially offset by an unfavorable shift in product mix. The higher sales volume was due primarily to the segment's acetyl chemicals product lines that benefited from stronger global industry acetate tow demand and increased market share resulting from a change in industry structure for acetate yarn product lines. The unfavorable shift in product mix was due to increased sales volume for acetyl chemicals product lines. Operating earnings increased as higher selling prices and increased sales volume more than offset higher raw material and energy costs.

Performance Chemicals and Intermediates - Sales revenue increased by 6 percent due to higher selling prices that more than offset lower sales volume. The lower sales volume, primarily in the intermediates product lines, was due to the impact of operational disruptions at the company's Longview, Texas, cracker facility. The decline in operating earnings was attributed in large part to the impact on resins intermediates products lines of industry capacity additions in Asia.

Polymers - Sales revenue declined by 5 percent primarily due to lower selling prices and decreased sales volume for PET polymers globally partially offset by higher selling prices for polyethylene product lines. The lower selling prices for PET polymers were attributed to lower global industry capacity utilization rates for PET polymers. Operating earnings declined primarily in PET polymers globally due to lower selling prices. In addition, higher raw material and energy costs more than offset increased selling prices for polyethylene product lines.

Specialty Plastics - Sales revenue increased by 5 percent due primarily to higher selling prices and increased sales volume. Operating earnings declined slightly as higher selling prices and increased sales volume were more than offset by higher raw material and energy costs, the unfavorable effect of a strengthening U.S. dollar versus the euro and an increase in expenditures related to growth efforts.

With the recent actions taken in the Developing Businesses segment, including the shutdown and reintegration of Cendian Corporation's logistics activities in second quarter 2005 and the sale of Ariel Research Corporation in fourth quarter 2004, the criteria for a reportable operating segment are no longer met. Eastman's management has determined that the Developing Businesses segment is not of continuing significance for financial reporting purposes. As a result, revenues and costs previously included in the Developing Businesses segment and research and development expenditures not identifiable to a particular operating segment are not included in segment operating results for either of the periods presented and are shown in Tables 2 and 3 as "other" revenues, costs and losses.

Cash Flow

Eastman generated $37 million in cash from operating activities during first quarter 2006 primarily due to continued strong net earnings. During the quarter, the company made a $20 million contribution to its U.S. defined benefit pension plan and continues to expect a full-year 2006 contribution to its U.S. defined benefit pension plan of $75 million. Priorities for use of available cash continue to be to pay the dividend and to fund targeted growth initiatives and its defined benefit pension plans.

Outlook

Commenting on the outlook for second quarter 2006, Ferguson said, "We expect our normal seasonal improvement in sales volume and continued solid performance from our strong base of earnings, which consists of the fibers, CASPI and specialty plastics segments. We also anticipate continued challenging market conditions for the global PET business in our polymers segment and high and volatile raw material and energy costs. As a result, we expect second-quarter 2006 earnings per share to be similar to first-quarter 2006 earnings per share excluding certain items."

Eastman will host a conference call with industry analysts on April 28 at 8:00 a.m. EDT. To listen to the live webcast of the conference call, go to www.eastman.com, Investors, Event Information, Audio Archives. To listen via telephone, the dial-in number is 913-981-5571, passcode number 9546843. A telephone replay will be available continuously from 11:00 a.m. EDT, April 28, to 12:00 midnight EDT, May 5, at 888-203-1112, passcode number 9546843.

Eastman manufactures and markets chemicals, fibers and plastics worldwide. It provides key differentiated coatings, adhesives and specialty plastics products; is the world’s largest producer of PET polymers for packaging; and is a major supplier of cellulose acetate fibers. Founded in 1920 and headquartered in Kingsport, Tenn., Eastman is a FORTUNE 500 company with 2005 sales of $7 billion and approximately 12,000 employees. For more information about Eastman and its products, visit www.eastman.com.
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Forward Looking Statements: This news release includes forward-looking statements concerning current expectations for future raw material and energy costs; sales volume, selling prices, and earnings for the company and for certain segments and product lines; and uses of available cash. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company’s filings with the Securities and Exchange Commission, including the Form 10-K filed for full-year 2005 and the Form 10-Q to be filed for first quarter 2006, available on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

EASTMAN CHEMICAL COMPANY - EMN	April 27, 2006
5:00 PM EDT

FINANCIAL INFORMATION
April 27, 2006

For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), April 28, 2006.

EASTMAN CHEMICAL COMPANY - EMN	April 27, 2006
5:00 PM EDT

TABLE 1 - STATEMENTS OF EARNINGS

	First Quarter
(Dollars in millions, except per share amounts)	2006	2005

Sales	$1,803	$1,762
Cost of sales	1,472	1,363
Gross profit	331	399

Selling and general administrative expenses	98	109
Research and development expenses	42	39
Asset impairments and restructuring charges, net	7	9
Other operating income	--	(2)
Operating earnings	184	244

Interest expense, net	20	30
Income from equity investment in Genencor	--	(2)
Other charges, net	(1)	(1)
Earnings before income taxes	165	217
Provision for income taxes	60	55
Net earnings	$105	$162

Earnings per share
Basic	$1.28	$2.04
Diluted	$1.27	$2.00

Shares (in millions) outstanding at end of period	81.8	80.4

Shares (in millions) used for earnings per share calculation
Basic	81.5	79.5
Diluted	82.4	81.0

EASTMAN CHEMICAL COMPANY - EMN	April 27, 2006
5:00 PM EDT

TABLE 2A - OTHER SALES INFORMATION

	First Quarter
(Dollars in millions)	2006	2005
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$349	$319
Fibers	230	200
Performance Chemicals and Intermediates	411	389
Polymers	626	656
Specialty Plastics	187	177
Total Sales by Segment	1,803	1,741
Other	--	21
Total Eastman Chemical Company	$1,803	$1,762

TABLE 2B - SALES REVENUE CHANGE

First Quarter, 2006 Compared to First Quarter, 2005
Change in External Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	10%	(1) %	11%	2%	(2) %
Fibers	15%	17%	12%	(14) %	-- %
Performance Chemicals and Intermediates	6%	(5) %	11%	1%	(1) %
Polymers	(5) %	-- %	(3) %	-- %	(2) %
Specialty Plastics	5%	3%	6%	(2) %	(2) %

Total Eastman Chemical Company	2%	1%	5%	(2) %	(2) %

TABLE 2C - PERCENTAGE GROWTH IN SALES VOLUME

First Quarter, 2006 Compared to First Quarter, 2005

Coatings, Adhesives, Specialty Polymers, and Inks	(1) %
Fibers	17%
Performance Chemicals and Intermediates	(6) %
Polymers	-- %
Specialty Plastics	3%

Total Eastman Chemical Company	-- %

EASTMAN CHEMICAL COMPANY - EMN	April 27, 2006
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TABLE 3 - OPERATING EARNINGS (LOSS), ASSET IMPAIRMENTS AND RESTRUCTURING CHARGES AND OTHER OPERATING INCOME

	First Quarter
(Dollars in millions)	2006	2005
Operating Earnings by Segment and Certain Items
Coatings, Adhesives, Specialty Polymers, and Inks
Operating earnings	$55	$67
Asset impairments and restructuring charges	7	1
Other operating income	--	(2)

Fibers
Operating earnings	66	48

Performance Chemicals and Intermediates
Operating earnings	41	45
Asset impairments and restructuring charges	--	4

Polymers
Operating earnings	17	84

Specialty Plastics
Operating earnings	18	21

Total Operating Earnings by Segment and Certain Items
Total operating earnings	197	265
Total asset impairments and restructuring charges	7	5
Total other operating income	--	(2)

Other
Operating loss	(13)	(21)
Asset impairments and restructuring charges	--	4

Total Eastman Chemical Company
Total operating earnings	$184	$244
Total asset impairments and restructuring charges	7	9
Total other operating income	--	(2)

EASTMAN CHEMICAL COMPANY - EMN	April 27, 2006
5:00 PM EDT

TABLE 4A - SALES BY REGION

	First Quarter
(Dollars in millions)	2006	2005

Sales by Region
United States and Canada	$1,073	$1,010
Europe, Middle East, and Africa	325	368
Asia Pacific	211	219
Latin America	194	165
	$1,803	$1,762

TABLE 4B - PERCENTAGE GROWTH IN SALES VOLUME BY REGION

Regional sales volume growth
United States and Canada	(1) %
Europe, Middle East, and Africa	(8) %
Asia Pacific	(9) %
Latin America	25%

EASTMAN CHEMICAL COMPANY - EMN	April 27, 2006
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TABLE 5 - OPERATING EARNINGS, NET EARNINGS, AND EARNINGS PER SHARE RECONCILIATION

EARNINGS PER DILUTED SHARE EXCLUDING CERTAIN ITEMS
	First Quarter 2006
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$184	$165	$105	$1.27

Certain Items:
Asset impairments and restructuring charges	7	7	7	0.09
Excluding certain items	$191	$172	$112	$1.36

	First Quarter 2005
(Dollars in millions)	Operating Earnings	Earnings Before Tax	Net Earnings	Net earnings per diluted share

As reported	$244	$217	$162	$2.00

Certain Items:
Asset impairments and restructuring charges	9	9	6	0.07
Other operating income	(2)	(2)	(1)	(0.01)
Net deferred tax benefit related to sale of certain businesses, product lines, and assets in the CASPI segment	--	--	(12)	(0.14)
Excluding certain items	$251	$224	$155	$1.92

EASTMAN CHEMICAL COMPANY - EMN	April 27, 2006
5:00 PM EDT

TABLE 6 - STATEMENTS OF CASH FLOWS

	First Quarter
(Dollars in millions)	2006	2005

Cash flows from operating activities
Net earnings	$105	$162

Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	74	76
Asset impairments	--	1
Provision (benefit) for deferred income taxes	22	(11)
Changes in operating assets and liabilities:
Increase in receivables	(55)	(56)
Increase in inventories	(9)	(94)
Increase (decrease) in trade payables	(36)	16
Decrease in liabilities for employee benefits and incentive pay	(82)	(36)
Other items, net	18	45

Net cash provided by operating activities	37	103

Cash flows from investing activities
Additions to properties and equipment	(78)	(50)
Proceeds from sale of assets and investments	7	3
Additions to capitalized software	(4)	(3)
Other items, net	(1)	(1)

Net cash used in investing activities	(76)	(51)

Cash flows from financing activities
Net increase in commercial paper, credit facility and other short-term borrowings	35	6
Dividends paid to stockholders	(36)	(35)
Proceeds from stock option exercises and other items	1	46

Net cash provided by financing activities	--	17

Effect of exchange rate changes on cash and cash equivalents	--	(1)

Net change in cash and cash equivalents	(39)	68

Cash and cash equivalents at beginning of period	524	325

Cash and cash equivalents at end of period	$485	$393

EASTMAN CHEMICAL COMPANY - EMN	April 27, 2006
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TABLE 7 - SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
(Dollars in millions)	2006	2005

Current Assets	$1,929	$1,924

Net Properties	3,176	3,162

Other Assets	677	687

Total Assets	$5,782	$5,773

Payables and Other Current Liabilities	$993	$1,047

Short-term Borrowings	4	4

Long-term Borrowings	1,587	1,621

Other Liabilities	1,481	1,489

Stockholders’ Equity	1,717	1,612

Total Liabilities and Stockholders’ Equity	$5,782	$5,773